SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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RENEWABLE ENERGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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RENEWABLE ENERGY GROUP, INC.
416 South Bell Avenue
Ames, Iowa 50010
Notice of Annual Meeting of Stockholders
To Be Held May 10, 2016
The 2016 Annual Meeting of Stockholders of Renewable Energy Group, Inc. will be held at our principal executive offices located at 416 South Bell Avenue, Ames, Iowa, 50010, on May 10, 2016, at 10:00 a.m., Central Time. We are holding the Annual Meeting to:

1	Elect three Class II directors to serve until the 2019 Annual Meeting of Stockholders or until their successors are elected and qualified;

2	Hold an advisory “say-on-pay” vote to approve the compensation of our named executive officers; and

3	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.
We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
We have selected March 17, 2016, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.
Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy. You may vote over the internet, by telephone or by mail. Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

By Order of the Board of Directors,

/s/ Natalie A. Merrill

Natalie A. Merrill Secretary

i

RENEWABLE ENERGY GROUP, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
This proxy statement is being furnished to stockholders of Renewable Energy Group, Inc. in connection with the solicitation of proxies by our Board of Directors for use at our 2016 Annual Meeting of Stockholders, which is described below.
References to “the Company,” “we,” “us” or “our” throughout this proxy statement mean Renewable Energy Group, Inc.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The 2016 Annual Meeting of Stockholders will be held on May 10, 2016, at 10:00 a.m., Central Time, at our principal executive offices, which are located at 416 South Bell Avenue, Ames, Iowa.
What items will be voted on at the Annual Meeting?
As to all holders of our Common Stock, the purpose of the Annual Meeting is to:

•	Elect three Class II directors to serve until the 2019 Annual Meeting of Stockholders or until their successors are elected and qualified;

•	Hold an advisory “say-on-pay” vote to approve the compensation of our named executive officers; and

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.
We will also transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
How does the Board recommend that I vote?
Our Board unanimously recommends that you vote:

•	FOR each director nominee;

•	FOR advisory approval of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.
Who is entitled to vote at the Annual Meeting?
Stockholders who owned Common Stock at the close of business on March 17, 2016, the record date for the Annual Meeting, may vote at the Annual Meeting. For each share of Common Stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.
Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?
Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.
Who will tabulate the votes and act as inspector of election?
Natalie A. Merrill, our Secretary, will act as the inspector of election at the Annual Meeting.
How do I vote my shares?
You may vote your shares in one of several ways, depending upon how you own your shares.
Shares registered directly in your name with REG (through our transfer agent, Computershare):

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Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, date, and return the proxy card in the envelope that was provided to you, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares of Common Stock held in “street” or “nominee” name (through a bank, broker or other nominee):

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You may receive a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

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If you own shares in “street name” through a broker and do not instruct your broker how to vote, your broker may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 is considered to be “routine.” Each of the other proposals is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a stockholder of record, you may vote by attending the Annual Meeting on May 10, 2016, at 10:00 a.m., Central Time, at our principal executive offices, which are located at 416 South Bell Avenue, Ames, Iowa. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you vote via the internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the internet and telephone voting facilities to vote your shares will vote:

•	FOR each director nominee;

•	FOR advisory approval of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.
How do I change or revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the Annual Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the internet by going to http://www.proxyvote.com and following the instructions.
If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.
What constitutes a quorum for purposes of the Annual Meeting?
On March 17, 2016, the record date, we had 44,172,002 shares of Common Stock outstanding. Voting can only take place at the Annual Meeting if the holders of a majority of Common Stock issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions will be treated as present for purposes of determining the existence of a quorum.
How many votes are required to approve the proposals?
Our bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the three nominees for director will be elected if each receives the majority of the votes cast in person or represented by proxy, with respect to each director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

The say-on-pay vote presented in Proposal 2 is an advisory vote and therefore is not binding on our company, our Compensation Committee or our Board of Directors. We value, however, the opinions of our stockholders and our Compensation Committee will, as it has in the past, take into account the result of the say-on-pay vote when determining future executive compensation.
The affirmative vote of a majority of the Common Stock, present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of our independent registered public accounting firm as set forth in Proposal 3.
The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. For Proposal 3, withheld votes and abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.
What if a nominee for director does not receive a majority vote?
We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the votes cast in person or represented by proxy. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. As provided in our bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election. The election of directors at the Annual Meeting will be an “uncontested election” because no nominations other than the three directors nominated by the Board were made in accordance with the applicable provisions of our bylaws.
In accordance with our bylaws, our Board may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation.
If an incumbent director fails to receive the required vote for re-election in an uncontested election, the nominating and governance committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.
Can I attend the Annual Meeting in person?
We cordially invite and encourage all of our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. Stockholders of record must bring a copy of the Notice or proxy card in order to be admitted to the Annual Meeting. You should also be prepared to present photo identification for admittance.
Will any other matters be presented at the Annual Meeting?
We do not expect any matters, other than those included in this proxy statement, to be presented at the Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on those other matters.
Who can help answer my questions?
If you have any questions about the Annual Meeting, voting or your ownership of our stock, please contact our investor relations department by e-mail at investor.relations@REGI.com or by phone at (515) 239-8048.
CORPORATE GOVERNANCE
Corporate Governance Guidelines; Code of Business Conduct and Ethics
We have established a corporate governance program to help guide our company and our employees, officers and directors in carrying out their responsibilities and duties, as well as to set standards for their professional conduct. Our Board of Directors has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. The company’s Corporate Governance Guidelines may be found on the company’s website at www.REGI.com under “Investor Relations,” then “Corporate Governance.” In addition, all standing committees of our Board operate under charters that describe the responsibilities and practices of each committee.

We have adopted a Code of Business Conduct and Ethics, or Ethics Code, which provides ethical standards and corporate policies that apply to all of our directors, officers and employees. Our Ethics Code requires, among other things, that our directors, officers and employees act with integrity and the highest ethical standards, comply with laws and other legal requirements, engage in fair competition, avoid conflicts of interest, and otherwise act in our best interests. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, and principal accounting officer and provides for accurate, full, fair and timely financial reporting and the reporting of information related to significant deficiencies in internal controls, fraud and legal compliance.
Board Composition
Our Board of Directors is currently composed of nine members, all of whom are independent, except for Daniel J. Oh. Our restated certificate of incorporation provides that the authorized number of board seats, which is currently nine, shall be not less than five and not more than fifteen, with the exact number to be fixed from time to time by a resolution of the majority of our Board of Directors. Each officer serves at the discretion of the Board of Directors and holds office until his successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Our Board met a total of twelve times in 2015. During 2015, all of our directors attended at least 75% of the meetings of our Board held during their tenure, and all of our directors attended at least 75% of the meetings, if any, of the Board committees upon which they served and held during their tenure. Our Board does not have a policy requiring director attendance at annual meetings of our stockholders. All of our directors attended the 2015 annual meeting of stockholders.
Board Leadership Structure
Our Board of Directors selects the Chairman of the Board in the manner and upon the criteria that it deems best for the Company at the time of selection. The Board of Directors does not have a prescribed policy on whether the roles of the Chairman and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions. The Board will continue to evaluate whether this leadership structure is in the best interests of the stockholders on a regular basis.
Our Chairman, Mr. Stroburg, presides over each Board meeting. The Chairman serves as liaison between the Chief Executive Officer and the other directors, approves meeting agendas and schedules and notifies other members of the Board of Directors regarding any significant concerns of stockholders or interested parties of which he becomes aware. The Chairman presides at stockholders’ meetings and provides advice and counsel to the Chief Executive Officer.
Lead Director
The Board has appointed Michael A. Jackson to serve as the lead director of the Board of Directors. The Board of Directors believes it is in the best interest of the Company’s stockholders to have an independent director serve as the lead director of the Board of Directors to ensure a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in establishing Board of Directors priorities and procedures. The primary responsibilities of the lead director include presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present.
Board Committees
Audit Committee. The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Our audit committee is comprised of Michael Scharf (Chairman), Michael A. Jackson and Randolph L. Howard, each of whom is a non-employee member of our Board of Directors. We believe that each member of our audit committee meets the requirements for independence and financial literacy under the applicable requirements of the United States Securities and Exchange Commission, or SEC rules and regulations. Messrs. Scharf, Jackson and Howard are our audit committee financial experts as currently defined under SEC rules.

During the 2015 fiscal year, the Audit Committee held 8 meetings.

Compensation Committee. The compensation committee determines our general compensation policies and makes recommendations regarding the compensation provided to our directors and executive officers which are subject to the approval of the independent members of our board. The compensation committee also reviews and determines bonuses for our non-executive officers and other employees. In addition, the compensation committee reviews and determines non-executive equity-based compensation for our directors, officers, employees and consultants and administers our stock incentive plan. Our compensation committee also oversees our corporate compensation programs. Our compensation committee is currently comprised of Christopher Sorrells (Chairman), Delbert Christensen and Michael A. Jackson. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and SEC rules and regulations.
During the 2015 fiscal year, the Compensation Committee held 8 meetings.

Nominating and Governance Committee. The nominating and governance committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The members of the nominating and governance committee are Michael A. Jackson (Chairman), Delbert Christensen, Theodore M. Crosbie, Ph.D., Randolph L. Howard and Christopher Sorrells. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and governance committee currently complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, and SEC rules and regulations.

During the 2015 fiscal year, the Nominating and Governance Committee held 5 meetings.

Risk Management Committee. The risk management committee assists our Board of Directors in fulfilling its responsibility to assess and oversee management’s identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in our business, including among other things, agricultural and energy commodity price risk, and environmental, health and safety risk. In addition, the risk management committee oversees the development and implementation of policies, procedures and systems to address risks. The members of the risk management committee are Randolph L. Howard (Chairman), Peter J. Harding, Delbert Christensen and Michael Scharf.

During the 2015 fiscal year, the Risk Management Committee held 16 meetings.
Compensation Committee Interlocks and Insider Participation
Christopher Sorrells (Chairman), Michael A. Jackson and Delbert Christensen served as members of our Compensation Committee during 2015. All are outside, independent directors, and none of our named executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during 2015.
Securities Trading
The Board believes that short-term investment activity in our securities (such as trading in or writing options, arbitrage trading or "day trading") is not appropriate; therefore, such conduct is discouraged by our Insider Trading Policy. In addition, all employees (including our NEOs) and Board members are prohibited from taking "short" positions in our securities or engaging in hedging or other monetization transactions with respect to our securities without our prior written approval. We discourage our executives from using our shares in margin accounts or otherwise pledging shares as collateral and any actions resulting in such are subject to our prior written approval.
Director Nomination Policy
Our Nominating and Governance Committee is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board of Directors for nomination or election. Our Board of Directors nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.
Our Board of Directors strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating and Governance Committee also seeks to ensure that a majority of our directors are independent under NASDAQ rules and that one or more of our directors is an “audit committee financial expert” under SEC rules.
Prior to our annual meeting of stockholders, our Nominating and Governance Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wishes to continue in service, if the Nominating and Governance Committee decides not to re-nominate a director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the committee considers whether to replace such director or to decrease the size of the Board. If the decision is to replace a director, then the Nominating and Governance Committee considers various candidates for Board membership, including those suggested by committee members, by other Board members, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the Nominating and Governance Committee based on the membership criteria described above and set forth in our Governance Guidelines.
A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Governance Committee should notify our Corporate Secretary in writing at our principal office. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information - Stockholder Proposals for 2017 Annual Meeting” in this proxy.
Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board of Directors for consideration by the Nominating Committee generally must include the following information about the prospective nominee:

•	the name, age, business address and residence address of the person;

•	the principal occupation of the person;

•	the number of shares of our capital stock owned by the person;

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a statement whether the person, if elected, intends to tender an irrevocable resignation effective upon (i) such person’s failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board of Directors;

•	a description of all compensation and other relationships during the past three years between the stockholder and the person;

•	any other information relating to the person required to be disclosed pursuant to Section 14 of the Exchange Act; and

•	the person’s written consent to serve as a director if elected.
The Nominating and Governance Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating and Governance Committee may reasonably require to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person. In addition, Article III of our bylaws contains a description of the procedures a stockholder must follow in order to nominate a candidate for election as a director of our annual meetings.
Communications with Directors
Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:
Secretary
Renewable Energy Group, Inc.
416 South Bell Avenue
Ames, Iowa 50010
Board Role in Risk Oversight
One of the many responsibilities of our Board of Directors is to provide oversight of our risk management practices to ensure appropriate risk management systems are employed throughout the Company.
The Risk Management Committee assists our Board of Directors in fulfilling its responsibility to assess and oversee management’s identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in our business, including among other things, agricultural and energy commodity price risk, and environmental, health and safety risk. In addition, the Risk Management Committee oversees the development and implementation of policies, procedures and systems to address risks.
The Committee shall not have responsibility for matters subject to the jurisdiction of another committee of the Board of Directors pursuant to that committee’s charter.

Our Board of Directors’ other standing committees support our Board by regularly addressing various issues within their respective areas of oversight. The Audit Committee’s responsibilities include reviewing and overseeing major financial risk exposures and the steps management has taken to monitor and control these exposures. Management, on a regular basis, provides the Audit Committee with its assessment and mitigation efforts in regards to particular risks facing the Company that have been identified through the risk management process. Our Audit Committee also reviews with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting.
The Compensation Committee assists our Board in fulfilling its risk management oversight responsibilities associated with risks arising from our compensation policies and programs. Each year management and the Compensation Committee review whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. The Nominating and Governance Committee assists our Board of Directors in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance structures and processes. Each of the committee chairs, as appropriate, reports to the full Board of Directors at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.
BOARD OF DIRECTORS
Our Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, our stockholders will be asked to elect three individuals to serve as directors until the 2019 Annual Meeting. See “Proposal No. 1 - Election of Directors.” Our bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the three nominees for director will be elected if each receives the majority of the votes cast in person or represented by proxy, with respect to each director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.
Below are the names and ages of our nine directors as of the date of this proxy statement, the year each of them became a director, each director’s principal occupation or employment for at least the past five years, and other public company directorships held by each director. Unless authority is withheld, the persons named as proxies in the voting materials made available to you or in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director. If any of the nominees becomes unavailable to serve, however, the persons named as proxies will have discretionary authority to vote for a substitute nominee.
Nominees for Election at this Meeting for a Term Expiring in 2019 (Class II)
Delbert Christensen (age 66) has served as a member of our Board of Directors since August 2006. Mr. Christensen was a director of West Central Cooperative ("West Central"), from 1993 to 2014. Mr. Christensen was the Chairman of the Board of West Central from June 2010 to June 2012. Since January 2004, he has served as the President of CHMD Pork, a hog producer. He was Chairman of the Board of Directors of the Iowa Soybean Association from October 2009 to October 2010 and was on the Board of Directors of the Iowa Soybean Association from 2003 through 2014. Mr. Christensen serves on the Soybean Promotion and Research Board and he is currently the Treasurer for the United Soybean Board. Mr. Christensen holds a B.S. in Agricultural Business from Iowa State University.
Our Board believes that Mr. Christensen’s experience, knowledge, skills and expertise acquired as a director of West Central, President of a hog production operation, previous substantial board experience and commodity and market knowledge as an independent farmer, add significant value to our Board.
Randolph L. Howard (age 65) has served as a member of our Board of Directors since February 2007. From July 2004 to until his retirement in September 2005, Mr. Howard served as the Senior Vice President for the Global Gas Division of Unocal Corporation, an oil company. Prior to that role, Mr. Howard served as Regional Vice President of Unocal’s International Energy Operations - North ASEAN and President with Unocal Thailand from May 1999 to June 2004. Mr. Howard served in various managerial roles at Unocal over 17 years including Vice President, Refining and Vice President, Supply, Trading and Transportation. Mr. Howard participated in the advanced executive program at Northwestern University and holds a B.S. in chemical engineering from University of California Berkeley.
Our Board believes that Mr. Howard’s experience, knowledge, skills and expertise acquired as an executive officer at Unocal Corporation, including experience and understanding of the oil and petroleum markets and operations, as well as his experience in strategy formation and doing business in international markets, add significant value to our Board.
Michael A. Jackson (age 61) has served as a member of our Board of Directors since August 2006. Since October 2014, Mr. Jackson has served as CEO and President of Jackson and Associates Consulting, LLC. Mr. Jackson served as the Chief

Marketing and Strategy Officer of Trupointe Cooperative, Inc. from September 2011 until October 2014. Mr. Jackson served as the Chief Executive Officer and President of Adayana, Inc., a human capital development and agribusiness management consulting firm, from April 2008 to May 2011 and served as Chief Operating Officer of Adayana, Inc. from February 2006 to April 2008. Mr. Jackson was Chief Executive Officer and President of Agri Business Group, Inc., an agribusiness consulting and training company, which he founded in 1979, until its merger with Adayana, Inc. in October 2005. Mr. Jackson is a member of the board of directors of Terra Nitrogen Company, L.P., a nitrogen fertilizer company and is chairman of the board of ABG Ag Services. Mr. Jackson holds a B.S. in agricultural economics from Purdue University.
Our Board believes that Mr. Jackson’s experience, knowledge, skills and expertise acquired as the Chief Executive Officer of Adayana, Inc. and Agri Business Group, Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to the Board. Additionally, Mr. Jackson’s previous service and experience as the chair of our audit committee and as an independent director for another company, including active involvement in strategy discussions and other matters, strengthen the functioning of our Board.
Directors Continuing in Office until in 2017 (Class III)
Jeffrey Stroburg (age 65) has served as a director since June 2006. Mr. Stroburg has served as the Chief Executive Officer of Southern States Cooperative since May 2015. Mr. Stroburg served as our Chief Executive Officer from June 2006 to September 2011. Mr. Stroburg concurrently served as Chief Executive Officer of West Central, from October 1999 until January 2015. He has also held the position of President of West Central from July 2003 until January 2015. Prior to joining West Central, Mr. Stroburg was Vice President and Chief Operating Officer of the Eastern Ag Region of Land O’ Lakes, an agricultural cooperative, from 1998 to 1999. From 1997 to 1998, Mr. Stroburg was President and Chief Executive Officer of Countrymark Cooperative, a refiner and distributor of diesel, gasoline and other petroleum products. From 1987 to 1997, Mr. Stroburg was President and Chief Executive Officer of Hamilton Farm Bureau Cooperative and held positions within the Missouri Farmers Association. From 1997 to 1998, Mr. Stroburg also served as a director for A.C. Toepfer International, a Hamburg, Germany trading company for agricultural products, and as a director for CF Industries, a fertilizer manufacturing company. Mr. Stroburg served on the board of directors for the Associated Benefits Corporation and the Cooperative Business International. Currently, Mr. Stroburg serves on the board of directors for the National Council of Farmer Cooperatives, the Biosciences Alliance of Iowa and the Iowa State University’s Center for Crops Utilization Research Industry/Stakeholder Advisory Board. Mr. Stroburg holds a B.S. from Iowa State University.
Our Board believes that the experience, knowledge, skills and expertise gained by Mr. Stroburg in his previous role as our Chief Executive Officer, including his knowledge of our operations and the effectiveness of our business strategies provide valuable perspective to our Board and add significant value. Additionally, Mr. Stroburg’s experience as the Chief Executive Officer of West Central and prior experience as Chief Executive Officer of Countrymark Cooperative, as well as a number of executive positions with other agriculture and refining companies, are integral to our Board’s assessment of business opportunities and strategic options for our company. Mr. Stroburg’s service and experience as a director for other companies, including active involvement in strategic planning for these companies, also strengthens the governance and functioning of our Board.
Christopher D. Sorrells (age 47) has served as a member of our Board of Directors since November 2008. Mr. Sorrells has served as the Interim Chief Operating Officer of GSE Systems since August 2015. Mr. Sorrells served as Managing Director at NGP Energy Technology Partners, L.P., a private equity firm investing in companies that provide products and services to the energy, power and environmental industries, since its formation in September 2005 until January 2015. From September 2003 to September 2005, Mr. Sorrells worked at Clarity Partners, a private equity firm. Mr. Sorrells served as a principal with Banc of America Securities from June 1998 to November 2002 and as an associate with Salomon Smith Barney from August 1996 to June 1998. Mr. Sorrells is a member of the board of directors of GSE Systems, a simulation and training company for the energy and power industries. Mr. Sorrells holds an M.B.A. from the College of William and Mary, a Master of Accounting degree from the University of Southern California, and a B.A. from Washington and Lee University.
Our Board believes that Mr. Sorrells’ experience, knowledge, skills and expertise acquired as a Managing Director of NGP Energy Technology Partners, L.P., including experience and understanding of the operation and governance of public companies and knowledge of debt and equity markets, add significant value to the Board. Mr. Sorrells’ knowledge of energy, power, and renewable energy industries, including solar energy, organic waste streams and chemical products, acquired as a director of GroSolar (from December 2007 to December 2014) and Lehigh Technologies (from 2007 to 2012) adds further value to the Board, particularly when it comes to assessing historical trends and strategic options for our company.
Peter J. M. Harding (age 63) has served as a member of our Board of Directors since December 2014. Most recently, he was the Chief Executive Officer and a director of Westway Group, Inc. (“Westway”), a liquid storage and liquid animal feed business, from May 2009 until his retirement in June 2010. Prior to joining Westway, Mr. Harding served in various roles at

ED&F Man, including as member of the board of directors and as Managing Director, molasses and palm oil trading, feed products, third party storage and biofuels division. He also served as Chief Executive Officer of Westway Holdings Corporation from 1997 to 2006. Concurrent with his service as Chief Executive Officer, he served as President of Westway Terminal Company, Inc. from 2001 to 2004. From 1995 to 1997, Mr. Harding was Chief Executive Officer of ED&F Man’s North American Cocoa Processing Group and prior to that was Chief Executive Officer of Savannah Cocoa, Inc. from 1992 to 1995. Mr. Harding served as Vice President of Sales & Marketing of Refined Sugars, Inc. from 1985 to 1989. Additionally, Mr. Harding owned and managed an asset management firm and commodity fund during the late 1980s and early 1990s.
Our Board believes that Mr. Harding’s experience, knowledge, skills and expertise acquired as an executive in different industries relevant to our business, including storage, commodities markets and biofuels, add significant value to our Board. Mr. Harding’s experience as Managing Director of ED&F Man’s molasses and palm oil trading, feed products, third party storage and biofuels division provides him with the background necessary to help the Board identify, evaluate and mitigate the risks associated with the volatile pricing of feedstocks used in our business.
Directors Continuing in Office until 2018 (Class I)
Daniel J. Oh (age 51) has served as our Chief Executive Officer and as a director since September 2011 and President since April 2009. Mr. Oh served as our Chief Operating Officer from June 2007 to September 2011, our Chief Financial Officer and Executive Vice President from June 2006 to June 2007 and as Secretary from August 2006 until March 2009. From May 2004 to May 2006, Mr. Oh served at Agri Business Group, Inc., or ABG, an agribusiness management consulting firm, including as Associate Director, Director and Vice President. Prior to joining ABG, Mr. Oh served in several different positions, including Senior Financial Analyst, Financial Team Leader and Manager, in the Corporate Finance and Investment Banking area of the Corporate Strategy and Business Development Group at Eli Lilly and Company, a global pharmaceutical company, from August 2001 to May 2004. From 2000 to August 2001, Mr. Oh served as a consultant with McKinsey & Company, a leading consulting firm, where he focused on the pharmaceutical industry. From 1987 to 1998, Mr. Oh served as an officer in the United States Army, earning the rank of Major. Mr. Oh holds an M.B.A. from the University of Chicago with concentrations in finance, accounting and strategic management as well as a B.S. with a concentration in economics from the United States Military Academy. Mr. Oh serves as a director on Petrotec AG's supervisory board. Mr. Oh’s employment agreement with us provides that he will serve as a director.
Our Board believes that Mr. Oh’s experience, knowledge, skills and expertise as our current President and Chief Executive Officer and his knowledge of our operations and business strategies gained over his nine years of service to us in various roles provide valuable perspective to our Board and add significant value. Additionally, extensive industry knowledge and Mr. Oh’s prior experience as a senior executive and vice president at ABG, as well as his finance experience at Eli Lilly and consulting experience at McKinsey & Company, are integral to our Board’s assessment of business opportunities and strategic options for our company.
Michael M. Scharf (age 68) has served as a member of our Board of Directors since January 2012 and previously served as a member of our board of directors from August 2006 until December 2009. Mr. Scharf served as a director of Patriot Coal Corporation from November 2007 to December 2013 and previously served as a director of Southwest Iowa Renewable Energy, LLC from 2007 to 2009. Mr. Scharf served as Executive Director, Global Financial Services from January 2010 until his retirement in July 2011 and served as Senior Vice President and Chief Financial Officer of Bunge North America, Inc., the North American operating arm of Bunge Limited an agribusiness and food company, from 1989 to 2009. Prior to joining Bunge North America, Mr. Scharf served as Senior Vice President and Chief Financial Officer at Peabody Holding Company, Inc. from 1978 to 1989 and as a Tax Manager at Arthur Andersen & Co. from 1969 to 1978. Mr. Scharf holds a B.S. in accounting from Wheeling Jesuit University and is a certified public accountant.
Our Board believes that Mr. Scharf’s experience, knowledge, skills and expertise acquired as a previous member of our board and as a Senior Vice President and Chief Financial Officer of Bunge North America, Inc., including his experience with operations, risk management and international operations, as well as his financial and accounting background, add significant value to our Board. Additionally, Mr. Scharf’s service and experience as a member of audit committees and as an independent director for another public company, including active involvement in strategy discussions and other matters, strengthen the functioning of our Board.
Theodore M. Crosbie, Ph.D. (age 65) has served as a member of our Board of Directors since January 2015. He retired from Monsanto Company in March 2014 after serving in various capacities from 1996, including Vice President of Global Plant Breeding and Director of Global Wheat Breeding. Dr. Crosbie now occupies multiple public service positions, including as a Director of the Iowa Economic Development Authority, Chair of the Iowa Innovation Council and as the Chief Technology Officer for the State of Iowa, a position he has held since 2005. In addition to his service on our Board of Directors, Dr. Crosbie serves as an independent director of Titan Machinery (TITN), a public company. Dr. Crosbie also sits as a director for various privately held companies and trusts, including Kemin Industries, The Nelson Family Trust, Blue River Technologies, Kaiima Bio-Agritech and Inocucor. Dr. Crosbie earned a B.S. in agricultural education in 1973, a M.S. in plant breeding and cytogenetics in 1976 and his Ph.D. in plant breeding and cytogenetics in 1978, all from Iowa State University.
Our Board believes that Dr. Crosbie’s experience, knowledge, skills and expertise acquired during his years in senior leadership positions at Monsanto, a large agricultural company, will add significant scientific and business knowledge to our Board. Furthermore, Dr. Crosbie’s affiliation with various relevant public organizations, such as the Iowa Economic Development Authority and the Iowa Innovation Council, position him to acquire and share with our board regional economic development and technological trends that may impact our business. Given our utilization of a wide range of feedstocks and our desire to quickly respond to changes in feedstock pricing, Dr. Crosbie’s agricultural and scientific background will help our Board efficiently assess and direct corporate strategy.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 17, 2016 about the number of shares of Common Stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Renewable Energy Group, Inc., 416 South Bell Avenue, P.O. Box 888, Ames, IA 50010-0888.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.
Applicable percentage beneficial ownership data is based on 44,172,002 shares of our Common Stock outstanding as of March 17, 2016.
In computing the number of shares of capital stock beneficially owned by a person and the percentage beneficial ownership of that person, we deemed outstanding shares subject to options, restricted stock units, stock appreciation rights and warrants held by that person that are currently exercisable or exercisable within 60 days of March 17, 2016.
Beneficial Ownership Table

	Number of Shares Beneficially Owned
5% Stockholders	Shares	Percentage

Carlson Capital, L.P. (1)	4,009,000	9.08%
Dimensional Fund Advisors LP(2)	3,363,544	7.61%
DNB Asset Management AS(3)	3,015,554	6.83%
BlackRock, Inc. (4)	2,581,217	5.84%
Total	12,969,315	29.36%
Named Executive Officers and Directors
Brad Albin (5)	62,075	*
Delbert Christensen (6)	45,438	*
Theodore M. Crosbie Ph.D. (7)	12,403	*
David Elsenbast (8)	60,882	*
Gary Haer (9)	41,138	*
Peter J.M. Harding (10)	37,699	*
Randolph L. Howard (11)	42,008	*
Michael A. Jackson (12)	8,269	*
Daniel J. Oh	331,641	*
Michael Scharf (13)	28,625	*
Christopher D. Sorrells (14)	10,269	*
Chad Stone (15)	73,675	*
Jeffrey Stroburg (16)	190,209	*
All executive officers and directors as a group (13 persons)	944,331	2.13%

*	Less than 1%

(1)
Based on information set forth in a Schedule 13G/A filed with the SEC on January 8, 2016 by Carlson Capital, L.P., which serves as the investment manager to certain private funds and managed accounts (the "Accounts"). Asgard Investment Corp. II ("Asgard II") is Carlson Capital, L.P.'s general partner and, therefore, may be deemed to share voting and investment power over the securities held in the Accounts. Asgard Investment Corp. ("Asgard") is Asgard II's sole stockholder and, therefore, may be deemed to share voting and investment power over the securities held in the Accounts. Mr. Clint D. Carlson serves as president of Asgard and Carlson Capital, L.P. and, therefore, may be deemed to share voting and investment power over securities held in the Accounts. The address of Carlson Capital, Asgard II, Asgard and Mr. Clint Carlson is 2100 McKinney Avenue, Suite 1800, Dallas, TX 75201.

(2)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Renewable Energy Group, Inc. held by the Funds. However, all securities reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(3)
Based on information set forth in a Schedule 13G/A filed with the SEC on January 19, 2016 by DNB Asset Management AS. DNB disclaims beneficial ownership of these securities except to the extent of management fees, performance fees or other fees received from the funds and managed account for which DNB is the investment manager and has discretionary investment power over the securities held by each of these funds and managed accounts. DNB’s address is Dronning Aufemias Gate 30, Bygg M-12N 0191 Oslo, Norway.

(4)
Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2016 by BlackRock, Inc., which is the parent holding company whose certain subsidiaries may be deemed the beneficial owners of shares of Renewable Energy Group, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Consists of (i) 38,075 shares of Common Stock and (ii) 24,000 shares subject to restricted stock units that will vest within 60 days of March 17, 2016, some of which may be sold for tax withholding purposes.

(6)	Consists of (i) 37,169 shares of Common Stock and (ii) 8,269 restricted stock units that will vest within 60 days of March 17, 2016.

(7)	Consists of (i) 4,134 shares of Common Stock and (ii) 8,269 restricted stock units that will vest within 60 days of March 17, 2016.

(8)	Consists of (i) 36,882 shares of Common Stock and (ii) 24,000 restricted stock units that will vest within 60 days of March 17, 2016, some of which may be sold for tax withholding purposes.

(9)	Consists of (i) 17,138 shares of Common Stock and (ii) 24,000 restricted stock units that will vest within 60 days of March 17, 2016, some of which may be sold for tax withholding purposes.

(10)	Consists of 29,430 shares of Common Stock and (ii) 8,269 restricted stock units that will vest within 60 days of March 17, 2016.

(11)	Consists of (i) 33,739 shares of Common Stock and (ii) 8,269 restricted stock units that will vest within 60 days of March 17, 2016.

(12)	Consists of 8,269 restricted stock units that will vest within 60 days of March 17, 2016.

(13)	Consists of (i) 20,356 shares of Common Stock and (ii) 8,269 restricted stock units that will vest within 60 days of March 17, 2016.

(14)	Consists of (i) 2,000 shares of Common Stock and (ii) 8,629 restricted stock units that will vest within 60 days of March 17, 2016.

(15)	Consists of (i) 49,675 shares of Common Stock and (ii) 24,000 restricted stock units that will vest within 60 days of March 17, 2016, some of which may be sold for tax withholding purposes.

(16)	Consists of (i) 176,593 shares of Common Stock and (ii) 13,616 shares subject to restricted stock units that will vest within 60 days of March 17, 2016.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
See “Security Ownership of Certain Beneficial Owners and Management,” for a detailed listing of each owner’s holdings.
WEST CENTRAL COOPERATIVE
At January 1, 2015, West Central beneficially owned more than 5% of our outstanding securities. We have several contractual relationships and transactions with West Central, including contracts for services, supply of soybean oil feedstock, a ground lease for our Ralston facility and an extended payment terms arrangement.
Under our ground lease with West Central, West Central leases to us the real property on which our Ralston facility is located for an annual rental fee of one dollar. The ground lease has a 20-year term ending July 31, 2026 and we may elect to extend the term for six additional five-year terms. During February 2012, we renegotiated the Asset Use Agreement between us and West Central. The new agreement provides for the use of certain assets, such as buildings, equipment and utilities, which will be charged to the Company based on fixed and variable components. The expenses related to these agreements totaled $156,576 for the year ended December 31, 2015.
We purchase once-refined soybean oil from West Central to supply our Ralston facility. Until October 1, 2012, these purchases were made under a feedstock supply agreement that expired in July 2010. On October 1, 2012, we entered into a new feedstock supply agreement with West Central. The supply agreement is for a sixteen month period with the option for a one year extension. West Central agrees to supply and we agree to purchase soybean oil for the Ralston facility at a price indexed to prevailing Chicago Board of Trade, or CBOT, soybean oil market prices with a negotiated market basis agreed upon between West Central and us. We paid West Central $32,791,437 for soybean oil for the year ended December 31, 2015. We did not have any biodiesel or co-product sales to West Central during 2015. At December 31, 2015 we had a balance due to West Central of $815,636.
PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS
We have adopted a formal policy that we will not enter into a transaction with any of our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, without the prior consent of our audit committee, or other independent members of our Board of Directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. All of the transactions described above were entered into prior to the adoption of such policy.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
2015 Company Performance Highlights

•	Fourth consecutive year with over $1 billion total revenue.

•	Achieved Adjusted EBITDA of $50.2 million on 375 million gallons sold during 2015.

•	Produced over 300 million gallons of biomass-based diesel.

•	Nameplate production capacity increased by 100 million gallons to 432 million gallons per year.

•	Achieved Net Income of $23.3 million, excluding non-cash goodwill impairment of $175.0 million.

•	Net Loss of $151.7 million including non-cash goodwill impairment of $175.0 million.

•	Increased ownership of Petrotec, AG from 69% to 87%.

•	Continued progress towards product commercialization of renewable chemicals and build out of international fuel and feedstock trading platform.

2015 Executive Compensation Highlights
The Compensation Committee approved the following actions during 2015:

•	We increased the base salaries of our executive officers and sought to reward performance through our incentive programs.

•	Annual incentive plan payout of 54.1% of target based on achievement of 62.4% and 86.3% of Adjusted EBITDA and Gallons target goals, respectively, for 2015.

•	Awarded 50% of Mr. Oh’s long-term incentive award opportunity in performance-based restricted stock units tied to the achievement of stock price hurdles.

•	Vesting of 25% of our Chief Executive Officer’s performance-based RSUs granted in 2011 for achieving 2015 threshold Adjusted EBITDA goals.

•	Effective for 2016, we implemented stock ownership guidelines that are applicable to our Chief Executive Officer and members of the Board of Directors.

Executive Compensation and Governance
The following are key aspects and features of our executive compensation program:

•	Executive compensation levels and targets are measured against other similarly-sized biofuels and chemical companies.

•	Our annual bonus program is primarily based on our Adjusted EBITDA results, a financial measure we believe ensures a self-funded bonus program and incentivizes overall operational performance.

•
We provide conservative severance benefits to our Chief Executive Officer in connection with a change-in-control and upon termination of employment, the severance will be equal to the sum of his annual salary plus the target annual bonus and accelerated equity vesting over the Severance Period.

•	None of our executive officers has an employment agreement with us with the exception of our Chief Executive Officer and Vice President, Manufacturing.

•	Our stock incentive plan prohibits the re-pricing of equity awards without shareholder approval.
Overview
This Compensation Discussion and Analysis describes our executive compensation program, the role and involvement of various parties in the analysis and decisions regarding executive compensation, and the material elements of our compensation program as it relates to the five executive officers whose compensation is disclosed in the compensation tables below, who we refer to as the “named executive officers” or “executives.” Our named executive officers for 2015 were:

Name	Executive Officer Position
Daniel Oh	President and Chief Executive Officer
Chad Stone	Chief Financial Officer
Brad Albin	Vice President, Manufacturing
David Elsenbast	Vice President, Supply Chain Management
Gary Haer	Vice President, Sales and Marketing
Results of 2015 Advisory Vote to Approve Executive Compensation
At our 2015 annual meeting of stockholders held on May 13, 2015, we submitted an advisory vote on our 2014 compensation awarded to our named executive officers (commonly known as a “say-on-pay” vote). Our stockholders approved our 2015 compensation awarded to our named executive officers with approximately 99% of the votes cast in favor of the proposal. We believe that the outcome of our say-on-pay vote signals our stockholders’ support of our compensation approach, specifically our efforts to attract, retain and motivate our named executive officers.
We were pleased with our stockholders’ support of our compensation program, and our management and Board continue to review our executive compensation practices to further align our compensation practices with our evolving pay-for-performance philosophy. We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.
Compensation Philosophy and Objectives
Our executive compensation program is intended to support the execution of our business strategy and link rewards to the achievement of short- and long-term goals. Our Compensation Committee designs our programs to reward pay-for-performance, motivate financial and operating performance that drive returns for stockholders and attract and retain talented and experienced managers.
Our executive compensation program includes base salary, annual incentives paid in the form of cash bonuses and long-term incentives consisting of grants of stock-based performance shares, time-vested restricted stock units and stock appreciation rights. The majority of our executive compensation is variable compensation or at-risk pay. Base salary is the only fixed compensation component.
Role of the Compensation Committee and Management
The Compensation Committee of our Board, or the Committee, has overall responsibility for advising the independent members of our Board regarding the compensation of our named executive officers. Members of the Compensation Committee are appointed by our Board. The Compensation Committee makes its compensation recommendations based on the judgment of its members based on their tenure and experience and after receiving input from our Chief Executive Officer and other members of management. The independent members of our Board, taking into account the recommendations of the Compensation Committee, have the ultimate responsibility for evaluating and determining the compensation of our named executive officers, including the compensation of our Chief Executive Officer.
Our Chief Executive Officer makes compensation recommendations to the Compensation Committee for all executive officers other than himself and provides input from time to time on the design of compensation plan components and other compensation-related issues as they arise. Management provides analyses regarding competitive practices and pay ranges, compensation and benefit plans, policies and procedures related to equity awards, perquisites and general compensation and benefits philosophy. Senior human resources and finance executives attend non-executive sessions of Compensation Committee meetings to provide perspective and expertise relevant to the meeting agenda.
Role of the Compensation Consultant
To assist the Compensation Committee in carrying out its duties and responsibilities, the Committee engages the services of an outside executive compensation consultant. As in prior years, during 2015, the Committee engaged Aon Hewitt as its executive compensation consultant. Aon Hewitt provides the Committee with competitive market compensation data for senior executives, information on current issues and trends on executive compensation program design and governance, assists with proxy disclosure requirements, and provides ongoing advice to the Committee on regulatory and other technical developments that may affect our executive compensation programs.

In its capacity as the executive compensation consultant to the Compensation Committee, Aon Hewitt reports directly to the Committee and the Committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the executive compensation consultant will typically collaborate with management to obtain data, provide background on program design and operation, and clarify pertinent information.
Competitive Market Data
To determine the compensation peer group each year, we consider companies within the biofuels industry that are of similar size based on market cap and revenue and that we compete with for executive talent. Our industry peers are limited as there are relatively few publicly traded biofuel producers. The Committee reviews and makes as-needed adjustments to the compensation peer group annually to ensure that the chosen companies continue to meet the relevant criteria.
In 2015, we referenced the following peer group in making compensation decisions for 2015:

Amyris, Inc.	FutureFuel Corp.	Pacific Ethanol, Inc.
BioFuel Energy Corp.	Gevo, Inc.	Rentech Inc.
Codexis, Inc.	Green Plains Inc.	REX American Resources Corporation
Clean Energy Fuels Corp.	Methanex Corporation	Solazyme, Inc.
Darling Ingredients, Inc.
Competitive pay benchmarking information serves as one of our reference points in establishing our executive compensation and is intended to provide a general understanding of current compensation practices rather than a formula for establishing specific pay levels.
In late 2015, the Compensation Committee evaluated the appropriateness of the companies comprising the peer group used to assess pay levels. As the Committee evaluated those peers, it considered the following criteria: (i) industry, (ii) size, as measured by revenues and market capitalization, (iii) business operations, with a focus on bio-energy, renewable energy, or bio-chemical businesses, (iv) geographic location, and (v) performance. Based on that assessment, the Committee determined that it was appropriate to modify the comparator group used to assess compensation levels and relative performance going-forward. The modified peer group approved by the Committee in late 2015 was used as one of multiple reference points in establishing 2016 compensation opportunities for the Company’s Named Executive Officers.
Elements of Compensation
Our compensation program for our executives consists of a number of elements that support our compensation objectives. A brief description of each element is highlighted in the following chart:

Compensation Element	Characteristics	Primary Purpose
Base Salary	Fixed amount of compensation
•
Provide a competitive fixed amount of cash compensation based on individual performance, level of responsibility, experience, internal equity and competitive pay levels
•
Support attraction and retention of talented executives

Annual Incentive Plan (“AIP”)	Variable compensation opportunity contingent on achievement of corporate financial and operations goals measured over the current year	• Motivate employees to achieve short-term corporate goals and recognize individual outperformance
Long-Term Incentives
Variable compensation opportunity contingent on stockholder returns or achievement of financial goals

Historically, we have a granted a mix of stock options, SARs, restricted stock units and performance-based restricted stock units.
• Link the interests of our executives to the interests of our shareholders through increases in share price over time • Support attraction and retention of talented executives
Other Benefit Plans and Programs	• Health, dental and vision insurance • Vacation, personal holidays and sick days • Life insurance and supplemental life insurance • Short-term and long-term disability; • A 401(k) plan	• Provide basic retirement and health and welfare benefits to attract and retain employees
Base Salary
We pay our named executive officers a base salary based on the experience, skills, knowledge and responsibilities required of each officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to the company.
Base salary is essential to allow us to compete in the employment marketplace for talent and is an important component of total compensation for our named executive officers. It is vital to our goal of recruiting and retaining executive officers with proven abilities.
In December 2014, Mr. Oh’s annual base salary was increased from $450,000 to $570,000 under a new Employment Agreement, effective as of January 1, 2015. This was the first salary increase Mr. Oh had received since 2011. In setting Mr. Oh’s salary, we considered Mr. Oh’s significant leadership role in the company’s growth over the prior three years as well as the base salaries paid to Chief Executive Officers in our peer group of companies. We also considered that Mr. Oh's new base salary level was consistent with other similarly situated executives within the company's peer group. Mr. Oh's base salary was set under the agreement for three years and sought to set his salary at a level that would incent Mr. Oh during the entire term of his agreement. During the term of the agreement, Mr. Oh's base salary may be increased as deemed appropriate by the Compensation Committee.
In 2015, we increased the base salaries of Messrs. Stone and Albin to $300,000, respectively, Mr. Haer to $285,000 and Mr. Elsenbast to $245,000. We determined these salary increases were necessary to motivate and retain these named executive officers, in addition to reviewing and considering local, regional and national competition.

Annual Incentive Plans
Our annual cash incentive plan promotes our pay-for-performance philosophy by providing all employees with direct financial incentives in the form of annual cash awards for achieving company performance goals. For our 2015 cash incentive plan, we believed a combination of profitability (as measured by non-GAAP Adjusted EBITDA) and operational (as measured by gallons sold) metrics was effective because these metrics are closely linked to long-term stockholder value, are easily understood by employees and allow for comparability across competitors.
Under the 2015 plan, our Chief Executive Officer was eligible for an award targeted at 100% of his base salary and our named executive officers other than our Chief Executive Officer were eligible for an award targeted at 50% of their respective base salary. Of such bonus amounts, 75% was contingent upon our achievement of non-GAAP Adjusted EBITDA as such term was defined in our Form 10-K for the year ended December 31, 2015, subject to certain exclusions, and the other 25% was contingent upon our sale of a certain number of gallons of fuel that were produced by us, either at one of our facilities or through tolling arrangements, and gallons procured from third-party producers. If the Adjusted EBITDA performance criteria was not met at 25% of target and the gallons sold performance criteria was not met at 60% of the target, no amounts would have been payable under the 2015 cash incentive plan. For performance in excess of the target performance level, our Chief Executive Officer was entitled to receive up to 200% of his base salary and our named executive officers other than our Chief Executive Officer were eligible to receive up to 100% of their respective base salary.
In March 2015, the independent members of our Board of Directors approved, based upon the recommendation of our Compensation Committee, our annual incentive plan for 2015. Plan details are describes below:

Performance Measure	Weighting	Goal	Company Performance (as a % of Target)		Bonus Payout (as a % of Target)
Adjusted EBITDA (in millions), earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items that are not indicative of core operating performance			<25%		—%
		$20	25%	(threshold)	25%
		$50	62.5%		50%
	75%	$80	100%	(target)	100%
		$120	150%		150%
		$160	200%	(maximum)	200%
			>200%		200%
Gallons (in millions), defined as number of gallons of fuel sold that were produced at REG facilities, REG toll and procured from third parties			<60%		—%
		207	60%	(threshold)	25%
		276	80%		50%
	25%	345	100%	(target)	100%
		431.25	125%		150%
		517.5	150%	(maximum)	200%
			>150%		200%
Our 2015 actual performance against the Adjusted EBITDA and Gallons metrics under the 2015 cash incentive plan is illustrated in the following table:

Performance Measure	Actual Performance (millions)	Actual Performance as % of Target Goal	Weighting	AIP Payout as % of Target
Adjusted EBITDA [1]	$49.9	62.4%	75%
Gallons	297.8	86.3%	25%
Total	N/A	N/A	100%	54.1%
1 See pages 47-49 of our Form 10-K for the year ended December 31, 2015 filed with the SEC on March 14, 2016 for the calculation of Adjusted EBITDA and reconciliation to GAAP net income (loss).
In March 2016, the Compensation Committee approved our 2016 cash incentive plan pursuant to which bonus amounts may be paid for performance in 2016. The performance measures for the 2016 plan are the same as the 2015 plan; however, the performance goals have been adjusted. No amounts will be payable under the 2016 cash incentive plan in the event we do not achieve positive net income, subject to certain adjustments, in 2016. The Committee also has the ability to adjust payouts based on environmental, health and safety events.

Long-Term Equity Compensation
We grant stock appreciation rights and restricted stock units to our named executive officers through our 2009 Amended and Restated Stock Incentive Plan, since we believe this element of our compensation program allows executive officers the opportunity to develop a significant ownership stake in the Company and aligns their interests with the long-term interests of our stockholders.

•
Stock Appreciation Rights (SARs). Like stock options, SARs have realizable value only if the stock price appreciates after the date of grant and thereby incent executives to increase shareholder value. Unlike stock options, however, SARs are less dilutive to shareholders since fewer shares are issued upon exercise. Generally, each SAR has an exercise price equal to the closing price of our Common Stock on the grant date, a term of ten years and vest ratably over four years.

•
Restricted stock units (RSUs). Given the volatile nature of our business, we believe it is important for retention purposes to have a portion of long-term incentives that is stable but still linked to changes in shareholder value. RSUs generally vest on the fourth anniversary of the date of grant, assuming continued employment through that date.

With respect to our Chief Executive Officer, the vesting of certain RSUs is conditioned on the achievement of certain Company performance targets that are linked to shareholder value and are designed to minimize potential motivation issues associated with multi-year goals. For an additional discussion of our Chief Executive Officer’s employment terms, see the discussion below under “CEO Long-Term Equity Compensation.”
We issue equity grants in accordance with our long-term incentive plan. This practice, however, presented challenges as the organization grew and has prompted us to evaluate the benefits of a more structured approach. The Committee, with input from its outside executive compensation consultant and management, developed grant guidelines to govern key terms such as timing, target award levels, participation and equity forms. These grant guidelines are expected to provide us with a starting point to integrate financial and non-financial performance factors and strengthen our ability to attract and retain employees by communicating a clearer picture of the total compensation package through a long-term incentive plan.
In March 2015, we granted the Named Executive Officers other than the CEO an equity award that equated to approximately 50% of each executive's respective base salary. Accordingly, we granted the following awards in 2015:

•	3,623 RSUs and 35,258 SARs to Messrs. Stone, Albin.

•	3,559 RSUs and 34,639 SARs to Mr. Haer.

•	3,051 RSUs and 29,691 SARs to Mr. Elsenbast.
These RSUs and SARs vest in accordance with our plan’s vesting provisions discussed above. The factors considered by the Committee in determining the amounts of the 2015 equity-based compensation awarded to our named executive officers include the amount of time each individual had served as an officer of the company and the percentage of equity awards such individual held. In addition, we sought to increase the amount of compensation that was at-risk for our named executive officers. We also reviewed and considered local, regional and national competition.
With respect to long-term incentive awards granted in 2016, the Committee determined that it was appropriate to provide a greater percentage of Named Executive Officer long-term incentive award value in restricted stock units and/or performance restricted stock units to drive shareholder value creation, enhance retention, and minimize equity dilution.
CEO Long-Term Equity Compensation
In setting the terms of Mr. Oh’s employment with us, we decided to make a significant portion of his overall compensation opportunity contingent on company performance. Mr. Oh’s employment agreement provides that he shall be able to participate in the Company's equity-based and other long-term incentive plans on terms commensurate with his position and duties with a target opportunity of at least 200% of his base salary. For 2015, we granted Mr. Oh 12,076 RSUs and 117,526 SARs that will vest over time consistent with our plan's vesting provisions in order to provide a meaningful ownership stake in our company. In addition, we granted Mr. Oh 59,623 PRSUs in March 2015, which we describe in additional detail below.
Performance Restricted Stock Units (PRSUs) Shares.  Performance restricted stock units granted to Mr. Oh in connection with his Employment Agreement represent the contingent right to receive a varying number of shares of Common Stock based on the achievement of certain pre-established stock price targets and our compounded annual growth rates in our total stockholder return, or TSR, performance over a three-year period.  We use PRSUs to serve three key objectives: first, to encourage Mr. Oh to focus on enhancing long-term stockholder value; second, to further align Mr. Oh’s interests with stockholders’ interests; and third, to reward Mr. Oh for significant stock price appreciation relative to prior performance.   In March 2015, we granted Mr. Oh PRSUs equal to 100% of his base salary, or 59,623 PRSUs.  These PRSUs will vest as to 25% of the total award in each 2015 and 2016 and 50% of the total award in 2017 upon achievement of the target weighted average trading price of our Common Stock of the then applicable year.  The target price increases in each of 2016 and 2017.  The number of shares Mr. Oh is entitled to receive may increase if the stock price exceeds the target price by a specified amount for the then-applicable performance year.  Any such increase is based on a ratio that is equal to the change in our stock price from the target weighted average trading price of our Common Stock compared to the end of the applicable performance period.  If price target is not met in 2015, such unvested portion will vest in 2016 if the price target is met in 2016.   Any unvested portion of the award from either 2015 or 2016 will vest in 2017 if the price target for 2017 is met.  If the price target is not met in 2017, any unvested award will be forfeited.
In 2015, Mr. Oh had 50,000 performance related RSUs vest upon achievement of the threshold performance level for our annual incentive plan. This vesting event related to the original issuance of 200,000 RSUs granted on September 28, 2011, which vest over four years on December 31. If any of these installments did not vest in 2013, 2014 or 2015, then that unvested installment could vest upon achievement of the annual financial goals measured on either December 31 of 2016, 2017 or 2018. No further awards remain unvested regarding this 2011 issuance.

Other Supplemental Benefits
Our named executive officers are eligible for the following benefits on a similar basis as other eligible employees:

•	health, dental and vision insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan with matching contributions.
TAX CONSIDERATIONS
Section 162(m) of the Internal Revenue Code, or the Code, generally disallows a tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer and certain other named executive officers. Companies may deduct compensation above $1 million, however, if it is “performance-based compensation” within the meaning of the Code. While we consider the effect of this rule in developing and implementing our compensation program, in order to preserve the committee’s flexibility, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). However, our annual incentive program and performance share award portion of our long-term incentive program are intended to qualify as performance-based compensation. Our stockholders have approved our stock incentive plan.

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table summarizes certain compensation paid to our named executive officers during the year ended December 31, 2015, 2014 and 2013.

Name and Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Daniel J. Oh(4) President, Chief Executive Officer and Former Chief Operating Officer	2015	$570,000	—	$114,964	(6)	$457,881	$308,370	$22,307	(5)	$1,473,522
	2014	$450,000	—	$87,128	(4)	$348,983	$465,176	$20,295		$1,371,582
	2013	$450,000	—	95,559	(8)	$376,421	$627,427	$19,042		$1,568,449

Chad Stone	2015	$295,962	—	$34,491	(7)	$137,365	$80,058	$19,626	(11)	$567,502
Chief Financial Officer	2014	$273,911	—	$28,321	(10)	$113,446	$217,085	$18,521		$651,284
	2013	$239,643	—	31,058	(9)	124,368	$246,712	$18,290		$660,071
Brad Albin	2015	$295,962	—	$34,491	(7)	$137,365	$80,058	$14,775	(12)	$562,651
Vice President, Manufacturing	2014	$273,911	—	$28,321	(10)	$113,446	$217,085	$13,904		$646,667
	2013	$239,643	—	31,058	(9)	124,368	$246,712	$13,118		$654,899
Gary Haer	2015	$283,654	—	$33,882	(7)	$134,954	$76,728	$14,288	(13)	$543,506
Vice President, Sales and Marketing	2014	$270,257	—	$28,321	(10)	$113,446	$204,872	$14,333		$631,229
	2013	$239,643	—	$31,058	(9)	124,368	$246,712	$12,024		$653,805
David Elsenbast	2015	$243,654	—	$29,046	(7)	$115,676	$65,908	$7,808	(14)	$462,092
Vice President, Supply Chain Management	2014	$231,867	—	$24,370	(10)	$97,619	$175,770	$15,933		$545,559
	2013	$209,790	—	$26,725	(9)	107,013	$208,163	$15,000		$566,691

(1)
Represents the grant date fair value of restricted stock unit awards and stock appreciation rights granted to each named executive officer, computed in accordance with FASB ASC Topic 718 rather than amounts paid to or realized by the named individual. For a summary of the assumptions used in the valuation of awards made in 2013, 2014 and 2015, please see Note 14 to our audited consolidated financial statements. There can be no assurance that the value upon vesting or exercise will approximate the compensation expense we recognized.

The table below provides further clarification on the valuation of the awards noted above in the “Stock Awards” and “Option Awards” columns based on the market value of our Common Stock as of the date of vesting for vested stock awards or December 31, 2015 for unvested stock awards. Each stock appreciation right noted above in the “Option Awards” column issued during 2015 has an exercise price that is higher than the price of our Common Stock at December 31, 2015 and therefore no value can be realized by the grantees until our Common Stock price increases sufficiently.

Name	Award Grant Year	Vested Stock Awards ($)	Unvested Stock Awards ($)	Options Vested & Exercisable	Unvested Options
Daniel J. Oh	2015	$464,500	$112,186	—	—
	2014	$971,000	$68,421	—	—
	2013	$1,509,000	$66,999	—	—
Chad Stone	2015	—	$33,658	—	—
	2014	—	$22,240	—	—
	2013	—	$21,776	—	—
Brad Albin	2015	—	$33,658	—	—
	2014	—	$22,240	—	—
	2013		$21,776	—	—
Gary Haer	2015	—	$33,063	—	—
	2014	—	$22,240	—	—
	2013	—	$21,776	—	—
David Elsenbast	2015	—	$28,344	—	—
	2014	—	$19,137	—	—
	2013	—	$18,738	—	—

(2)
Represents cash bonuses earned under our annual incentive plan. Annual bonuses relating to performance in 2013 were paid in 2014, annual bonuses relating to performance in 2014 were paid in 2015 and annual bonuses relating to performance in 2015 were paid in 2016.

(3)	All other compensation includes: (i) matching contributions under our 401(k) plan, (ii) health care benefit allowance, and (iii) employer provided transportation vehicles.

(4)	Mr. Oh was granted 7,365 shares of RSUs on March 24, 2014. The RSUs cliff vest in accordance with our standard time-based vesting provision.

(5)	Represents $9,000 of matching contributions under our 401(k) plan, $9,058 of health care benefit allowance and $4,249 of an auto allowance.

(6)	Mr. Oh was granted 12,076 shares of RSUs on March 24, 2015. The RSUs cliff vest in accordance with our standard time-based vesting provision.

(7)
Mr. Stone and Mr. Albin were each granted 3,623 shares of RSUs on March 24, 2015. Mr. Haer was granted 3,559 shares of RSUs and Mr. Elsenbast was granted 3,051 shares of RSUs on March 24, 2015. The RSUs cliff vest in accordance with our standard time-based vesting provision.

(8)	Mr. Oh was granted 7,212 shares of RSUs on May 17, 2013. The RSUs cliff vest in accordance with our standard time-based vesting provision.

(9)
On May 17, 2013, Mr. Stone, Mr. Albin and Mr. Haer were each granted 2,344 shares of RSUs and Mr. Elsenbast was granted 2,017 shares of RSUs. The RSUs cliff vest in accordance with our standard time-based vesting provision.

(10)
On March 24, 2014, Mr. Stone, Mr. Albin and Mr. Haer were each granted 2,394 shares of RSUs and Mr. Elsenbast was granted 2,060 shares of RSUs. The RSUs cliff vest in accordance with our standard time-based vesting provision.

(11)	Represents $9,000 of matching contributions under our 401(k) plan, $9,058 of health care benefit allowance and $1,568 of an auto allowance.

(12)	Represents $9,000 of matching contributions under our 401(k) plan and $5,775 of an auto allowance.

(13)	Represents $5,231 of matching contributions under our 401(k) plan and $9,058 of health care benefit allowance.

(14)	Represents $6,658 of matching contributions under our 401(k) plan and $1,150 of an auto allowance.

GRANTS OF PLAN BASED AWARDS TABLE
The following table provides information regarding plan-based awards granted during the year ended December 31, 2015 to the named executive officers.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum
Daniel J. Oh	3/24/2015	$142,500	$570,000	$1,140,000	129,602	$572,845
President, Chief Executive Officer and Former Chief Operating Officer
Chad Stone	3/24/2015	$36,995	$147,981	$295,962	38,881	$171,856
Chief Financial Officer
Brad Albin	3/24/2015	$36,995	$147,981	$295,962	38,881	$171,856
Vice President, Manufacturing
Gary Haer	3/24/2015	$35,457	$141,827	$283,654	38,198	$168,835
Vice President, Sales and Marketing
Dave Elsenbast	3/24/2015	$30,457	$121,827	$243,654	32,742	$144,722
Vice President, Supply Chain Management

(1)	Represents restricted stock units and stock appreciation rights granted under our 2009 Stock Incentive Plan that vest in accordance with our standard time-based vesting provision.

(2)
Represents the grant date fair value of restricted stock unit awards and stock appreciation rights granted to each named executive officer, computed in accordance with FASB ASC Topic 718 rather than amounts paid to or realized by the named individual. For a summary of the assumptions used in the valuation of awards made in 2015, please see Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015. There can be no assurance that the value upon vesting or exercise will approximate the compensation expense we recognized.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

For a discussion of the salaries, bonuses and equity awards and other compensation received by our named executive officers in 2015, please refer to the Compensation Discussion and Analysis above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table provides information about the number of outstanding equity awards held by our named executive officers on December 31, 2015.

Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights that Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units or Other Rights that Have Not Vested($)(1)
Daniel J. Oh	300,000	100,000	(2)	$10.00	1/18/2022	—		$—	—		—
President, Chief Executive Officer	35,592	35,592	(8)	$13.25	5/17/2023	7,212	(9)	$66,999	—		—
and Former Chief	17,700	53,102	(10)	$11.83	3/24/2024	7,365	(11)	$68,421	—		—
Operating Officer	—	117,526	(12)	$9.52	3/24/2025	12,076	(13)	$112,186	59,623	(3)	$553,898
Chad Stone	72,000	24,000	(4)	$9.26	4/20/2022	24,000	(5)	$222,960	—		—
Chief	11,759	11,760	(8)	$13.25	5/17/2023	2,344	(9)	$21,776	—		—
Financial Officer	5,754	17,262	(10)	$11.83	3/24/2024	2,394	(11)	$22,240	—		—
	—	35,258	(12)	$9.52	3/24/2025	3,623	(13)	$33,658	—		—
Brad Albin	72,000	24,000	(6)	$8.97	4/24/2022	24,000	(7)	$222,960	—		—
Vice President,	11,759	11,760	(8)	$13.25	5/17/2023	2,344	(9)	$21,776	—		—
Manufacturing	5,754	17,262	(10)	$11.83	3/24/2024	2,394	(11)	$22,240	—		—
	—	35,258	(12)	$9.52	3/24/2025	3,623	(13)	$33,658	—		—
Gary Haer	72,000	24,000	(4)	$9.26	4/20/2022	24,000	(5)	$222,960	—		—
Vice President,	11,759	11,760	(8)	$13.25	5/17/2023	2,344	(9)	$21,776
Sales and Marketing	5,754	17,262	(10)	$11.83	3/24/2024	2,394	(11)	$22,240	—		—
	—	34,639	(12)	$9.52	3/24/2025	3,559	(13)	$33,063	—		—
David Elsenbast	72,000	24,000	(4)	$9.26	4/20/2022	24,000	(5)	$222,960	—		—
Vice President,	10,118	10,119	(8)	$13.25	5/17/2023	2,017	(9)	$18,738	—		—
Supply Chain Management	4,951	14,854	(10)	$11.83	3/24/2024	2,060	(11)	$19,137	—		—
	—	29,691	(12)	$9.52	3/24/2025	3,051	(13)	$28,344	—		—

(1)	The market value is based on $9.29 per share market price of our Common Stock on December 31, 2015.

(2)	Represents award of stock appreciation rights, which vest on January 18, 2016.

(3)
In March 2015, we granted Mr. Oh PRSUs equal to 100% of his base salary, or 59,623 PRSUs.  These PRSUs will vest as to 25% of the total award in each 2015 and 2016 and 50% of the total award in 2017 upon achievement of the target weighted average trading price of our Common Stock of the then applicable year. If price target is not met in 2015, such unvested portion will vest in 2016 if the price target is met in 2016.   Any unvested portion of the award from either 2015 or 2016 will vest in 2017 if the price target for 2017 is met.  If the price target is not met in 2017, any unvested award will be forfeited.

(4)	Represents award of stock appreciation rights, which vest as to 25% on April 20 of each of 2014, 2015 and 2016.

(5)	Represents award of restricted stock units that will vest on April 20, 2016, assuming continued employment.

(6)	Represents award of stock appreciation rights, which vest as to 25% on April 24 of each of 2014, 2015 and 2016.

(7)	Represents award of restricted stock units that will vest on April 24, 2016, assuming continued employment.

(8)	Represents award of stock appreciation rights, which vest as to 25% on May 17 of each of 2014, 2015, 2016 and 2017.

(9)	Represents award of restricted stock units that will vest on May 17, 2017, assuming continued employment.

(10)	Represents award of stock appreciation rights, which vest as to 25% on March 24 of each of 2015, 2016, 2017 and 2018.

(11)	Represents award of restricted stock units that will vest on March 24, 2018, assuming continued employment.

(12)	Represents award of stock appreciation rights, which vest as to 25% on March 24 of each of 2016, 2017, 2018 and 2019.

(13)	Represent award of restricted stock units that will vest on March 24, 2019, assuming continued employment.

STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Daniel J. Oh	50,000	$464,500
President, Chief Executive Officer and Former Chief Operating Officer

(1)	Value was calculated using per share closing prices of our Common Stock on the applicable vesting dates for RSUs.
EMPLOYMENT AGREEMENTS
Chief Executive Officer
On December 22, 2014, we entered into a new employment agreement with Daniel J. Oh effective January 1, 2015 (the “Employment Agreement”). The Employment Agreement has an initial term ending December 31, 2017, with automatic one-year extensions thereafter unless notice of non-extension is delivered by either party no later than nine months prior to the expiration of the then-applicable period. Under the Employment Agreement, Mr. Oh will receive an annualized base salary of $570,000. Mr. Oh is also entitled to participate in an annual incentive program with a cash incentive bonus payment of at least 100% of his base salary in effect on the 90th day after the first day of the performance period. Mr. Oh is also eligible to participate in the Company’s long-term incentive program at a target level of 200% of his base salary. See "Compensation Discussion and Analysis - CEO Long-Term Equity Compensation" for a discussion of the metrics for 2015.
Mr. Oh is entitled to certain payments upon termination:
Termination For Cause or Resignation Without Good Reason; Other Than For Death or Disability. If, during the term of the Employment Agreement, the Company terminates Mr. Oh’s employment for cause (as defined in the Employment Agreement) or Mr. Oh resigns without good reason (as defined in the Employment Agreement) and in either case the termination of Mr. Oh’s employment is not because of his death or disability, Mr. Oh will forfeit all rights to any annual bonus for the fiscal year in which the termination of employment occurs, and will be entitled only to a payment equal to any accrued, but unpaid, base salary, bonuses accrued with respect to a prior fiscal year, vacation pay and benefits.
Termination due to Death or Disability. If Mr. Oh’s employment is terminated due to death or disability, his estate will receive any accrued, but unpaid, base salary, bonuses, vacation pay and benefits and a pro-rated annual cash bonus payment if earned but assuming that any individual performance objectives were achieved at the then-applicable target level.
Termination Without Cause or Resignation With Good Reason. If Mr. Oh is terminated without cause or resigns with good reason, Mr. Oh will receive for two years (the “Severance Period”) after such termination or resignation, a severance payment equal to the sum of his annual base salary plus his targeted annual bonus; in addition, the Severance Period will be extended to three years if the date of termination or resignation occurs after a change of control of the Company (the “Severance Salary Payment”). The Severance Salary Payment will be paid in a lump sum if Mr. Oh is terminated without cause or resigns for good reason prior to or on the date of a change of control of the Company. In addition, Mr. Oh will also receive (i) any accrued, but unpaid, base salary, bonuses, vacation pay and other benefits (ii) a pro-rated annual cash bonus payment based on actual performance, (iii) full acceleration of all equity-based compensation that would have become vested during the 12-month period after Mr. Oh’s termination or resignation, (iv) medical and dental coverage under COBRA benefits elected by Mr. Oh, together with reimbursement of premiums charged to him thereunder (which will terminate if and to the extent he becomes eligible to receive comparable coverage from a subsequent employer), (v) job placement services for 12 months from the date of termination, not to exceed $30,000 in the aggregate, and (vi) vacation pay and benefits (together, the “Severance Benefits”). If Mr. Oh’s employment terminates within 18 months of a change of control, all equity-based awards held by Mr. Oh shall automatically become vested in full. If Mr. Oh’s employment is not extended pursuant to the terms of his Employment Agreement and Mr. Oh is terminated without cause or resigns without good reason within two years after the expiration of the employment period, then Mr. Oh will receive the Severance Benefits described above except the Severance Period used to calculate his Severance Salary Payment will be reduced to one year.
Other Obligations. For the duration of his employment and upon termination thereof, Mr. Oh is and will be prohibited from soliciting employees or customers and competing against the Company and its affiliates in each case for the respective periods of time set forth in the Employment Agreement. Mr. Oh will be subject to standard confidentiality and non-disparagement restrictions. Mr. Oh is required to sign a general release of claims against the Company (subject to certain exceptions) prior to receiving Severance Benefits under the Employment Agreement.
SEVERANCE AND CHANGE IN CONTROL PAYMENTS
Upon termination of employment without cause, each of Messrs. Stone, Haer and Elsenbast are entitled to continued base salary payments for one month, and Mr. Albin to continued base salary payments for 12 months, after the date of termination. If Messrs. Stone, Albin, Haer and Elsenbast had been terminated on December 31, 2015, each would have been entitled to aggregate continued salary payments of $24,663, $295,962, $23,638 and $20,304, respectively.
Acceleration of Equity
Except as described in the next paragraph, restricted stock units held by each of Messrs. Oh, Stone, Albin, Haer and Elsenbast will vest in full (i) upon involuntary termination by the Company without cause, (ii) upon a change in control of the Company or (iii) on the first date that the executive officer can sell Company Common Stock on a national securities exchange without restrictions. If a change in control were to have occurred as of December 31, 2015, the named executive officers would have been entitled to receive the cash value of the restricted stock units that would become vested. The named executive officers would have been entitled to the following amounts: Mr. Oh - $247,606; Mr. Stone - $300,634; Mr. Albin - $300,634; Mr. Haer - $300,039; and Mr. Elsenbast - $289,179.
The equity compensation issued to Mr. Oh in 2011 has the following different accelerated vesting terms. On or within eighteen months after a change in control of the Company, restricted stock units held by Mr. Oh will vest in full (i) upon involuntary termination of Mr. Oh without cause, (ii) upon termination by Mr. Oh for good reason or (iii) upon termination of Mr. Oh at the end of the term of his employment contract by way of the non-extension of his employment contract. If a change in control were to occur and Mr. Oh’s employment terminates for any of the reasons described above on or within eighteen months after a change in control of the Company, Mr. Oh would be entitled to the vesting of all of his then unvested restricted stock units.
For a discussion of our severance and change of control arrangements with our Chief Executive Officer, see the section entitled "Employment Agreements - Chief Executive Officer".
COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee Members:

Christopher D. Sorrells, Chair
Delbert Christensen
Michael A. Jackson
COMPENSATION OF DIRECTORS
Our Compensation Committee reviews and makes recommendations to our Board concerning director compensation. Similar to our philosophy regarding executive compensation, our philosophy regarding director compensation is to provide our directors a fair compensation package that is tied to the services they perform as well as to the performance of the company, with the objective of recruiting and retaining an outstanding group of directors.

The Compensation Committee, pursuant to the authority granted under its charter, engaged Aon Hewitt to advise it on director compensation matters. Aon Hewitt’s assessment was taken into consideration in establishing our current director compensation. Directors who are employees of REG, such as Mr. Oh, are not compensated for their service on the Board.
Each of our non-employee directors are entitled to receive the compensation as described below.
Retainer Fees. Our non-employee directors are paid cash compensation at the following rates:

Annual retainer fee	$52,000
Annual retainer fee for Chairman	$125,000
Annual retainer fee for Vice Chairman	$57,000
Annual retainer fee for each of the Chairman of the Audit Committee, Compensation Committee and Risk Management Committee	$15,000
Annual retainer fee for Chairman of the Nominating and Governance Committee	$10,000
Annual retainer fee for members of the Audit Committee, Risk Management Committee or Compensation Committee	$10,000
Annual retainer fee for members of the Nominating and Corporate Governance Committee	$5,000
We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and committee meetings.
Long-Term Incentive Awards. Each of our non-employee directors also receive an annual equity award equal to $85,000 based on the fair market value of our Common Stock on the date of grant, except for the Chairman of our Board of Directors who receives an equity award of $145,000. We expect these annual awards will be granted in the form of RSUs, which will vest in full on the first anniversary of the date of grant or the date of the annual meeting, whichever is sooner. The number of RSUs actually awarded will be determined by dividing the cash value of the grant by the closing price of a share of our Common Stock on the date of the vesting.
2015 Director Compensation Table
The table below shows the compensation paid to each non-employee director for their service in 2015:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1) (2)	Total ($)
Delbert Christensen	$72,000	$75,000	$147,000
Theodore M. Crosbie, Ph.D.	$48,855	$75,000	$123,855
Peter J. M. Harding	$56,522	$75,000	$131,522
Randolph L. Howard	$77,000	$75,000	$152,000
Michael A. Jackson	$82,000	$75,000	$157,000
Michael Scharf	$72,000	$75,000	$147,000
Christopher D. Sorrells(3)	$153,167	$75,000	$228,167
Jeffrey Stroburg	$123,500	$123,497	$246,997

(1)
Amounts listed in this column represent the aggregate grant date fair value of RSUs granted on May 14, 2015 with a vesting period of one year are determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718) for financial reporting purposes.

(2)
The following directors were granted 8,269 shares of restricted stock: Delbert Christensen; Dr. Theodore M. Crosbie; Peter J. M. Harding; Randolph L. Howard; Michael A. Jackson, Michael Scharf and Christopher D. Sorrells. Mr. Jeffrey Stroburg was granted 13,616 shares of RSUs. At December 31, 2015 these RSUs were unvested and outstanding.

(3)	Mr. Sorrells cash compensation includes $75,000 that was paid on May 19, 2015 in lieu of a restricted stock award of 7,282 shares that would have been issued in 2014 and vested in 2015.
AUDIT COMMITTEE REPORT
As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year 2015 with management and Deloitte & Touche LLP (“Deloitte”) and discussed with Deloitte those matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The

Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.
Based on these reviews and discussions with management and Deloitte, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2015 be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

Michael Scharf (Chairman)
Michael A. Jackson
Randolph L. Howard
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee’s policy is to evaluate and determine that the services provided by Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) in each year are compatible with the auditor’s independence. The following table shows fees billed for each of 2015 and 2014 for professional services rendered by the Deloitte Entities for the audit of our financial statements and other services.

Year	Audit Fees(1)	Audit- Related Fees(2)	Tax Fees(3)
2015	$1,231,000	$400,800	$273,713
2014	$946,000	$543,675	$351,563

(1)
Audit fees are fees for the audit of the Company’s annual financial statements. Audit fees also include fees for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.

(2)
In 2015, audit-related fees were comprised of fees for services performed in connection with the acquisition of Imperium Renewables, Inc; out of original scope work, such as goodwill impairment analysis; the Company’s filing of a registration statement on Form S-3; and subsidiary audit requirements on behalf of lending institutions.

(3)	Tax fees are for tax consulting and compliance services and tax related acquisition and tax due diligence services.
Audit Committee Pre-Approval Procedures
With respect to independent auditor services and fees, it is our practice to provide pre-approval of audit, audit-related, tax and other specified services on an annual basis. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, we seek specific pre-approval by the Audit Committee. Other specified services are generally preapproved only when the amount of such services is expected to be different than the prior year or normal fees. Proposed services anticipated to exceed pre-approved cost levels are discussed with the Audit Committee. It is our practice that the Audit Committee Chairman has pre-approval authority with respect to permitted services. The Chairman of the Audit Committee reports any pre-approval decisions to our Audit Committee at its next scheduled meeting.
GENERAL INFORMATION
Stockholder Proposals for the 2017 Annual Meeting
Stockholder proposals for inclusion in the proxy materials for the 2017 annual meeting must be received at our principal executive offices by December 1, 2016.
In addition, our bylaws provide stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding annual meeting of stockholders. In the event the date of the 2017 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2016 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2017 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2017 annual meeting.
Annual Report and Financial Statements
A copy of our 2015 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2015, is available along with this proxy statement and other voting materials and information on the website www.proxyvote.com.
Section 16(a) Beneficial Ownership Reporting Compliance
Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our Common Stock must report their initial ownership of the Common Stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on a review of the reports furnished to the Company and written representations from reporting persons that all reportable transaction were reported, the Company believes that during the fiscal year ended December 31, 2015 the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a); except for Daniel Oh's Form 4 reporting the purchase of 1,000 shares on September 18, 2015.
Copies of Corporate Governance and Other Materials Available
Our Board has adopted various corporate governance guidelines setting forth our governance principals and governance practices. The following documents are available for downloading or printing on our web site at www.REGI.com, by selecting “Investor Relations” and then “Corporate Governance”:

•	Third Amended and Restated Certificate of Incorporation

•	Amended and Restated Bylaws

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers
PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated by our Board of Directors at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines. Each nominee is now a member of the Board. If either nominee becomes unable to serve as a director before the annual meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.
Nominees for Election at This Meeting for a Term Expiring in 2019
Delbert Christensen
Randolph L. Howard
Michael A. Jackson
Our bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the three nominees for director will be elected if each receives the majority of the votes cast in person or represented by proxy, with respect to each director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2 — “SAY-ON-PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION
This Proposal 2, which is commonly referred to as a “say-on-pay” vote, provides you with the opportunity to advise our Board and Compensation Committee regarding your approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The say-on-pay vote is not binding on the Company, our Compensation Committee or our Board. We value, however, the opinions of our stockholders and the Compensation Committee will take into account, as we have in the past, the result of the vote when determining future executive compensation.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016
Based upon its review of Deloitte & Touche LLP’s (“Deloitte”) qualifications, independence and performance, the Audit Committee of our Board has appointed Deloitte to serve as our independent registered public accounting firm for 2016.
The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of Deloitte as the Company’s independent registered public accounting firm for 2016 for ratification by our stockholders.
If our stockholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider whether to retain Deloitte, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of Deloitte, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of our company and our stockholders.
The affirmative vote of a majority of our Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of Deloitte as our independent registered public accounting firm for 2016.
Representatives of Deloitte are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

RENEWABLE ENERGY GROUP, INC.
ATTN: NATALIE A. MERRILL
416 SOUTH BELL AVENUE
AMES, IA 50010

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a Delbert Christensen	▢	▢	▢
1b Randolph L. Howard	▢	▢	▢
1c Michael A. Jackson	▢	▢	▢

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	▢	▢	▢
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.	▢	▢	▢

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000280349_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on May 10, 2016: The Annual Report, Notice & Proxy Statement, Shareholder Letter is/are available at www.proxyvote.com

RENEWABLE ENERGY GROUP, INC.
Annual Meeting of Stockholders
May 10 2016 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Daniel J. Oh and Chad Stone, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Renewable Energy Group, Inc. stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held on May 10, 2016, and any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000280349_2 R1.0.1.25